UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Wahington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

November 9, 2006
Date of Report (Date of Earliest Event Reported)

RACINO ROYALE, INC.
(FORMERLY K-TRONIK INTERNATIONAL CORP.)
(Exact name of Registrant as Specified in its Charter)

144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Address of Principal Executive Offices)

Tel: (416) 216-8659
(Registrant's Telephone Number)

K-Tronik International Corp.
144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Former Name and Address)

Nevada	000-31369	88-0436364
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Racino Royale, Inc. (“RR”) announced that it has entered into an agreement to purchase Tartan Downs Raceway in Sydney, Nova Scotia.

The acquisition is Racino Royale’s first stage in fulfilling its mission statement to own and operate live entertainment destinations that appeal to tourists and residents of all ages and gender that goes beyond horseracing.

Tartan Downs Raceway opened in 1944 and has a deep-rooted history in Nova Scotia horseracing. Situated on 28 acres in the heart of Sydney, the raceway currently has a grandstand with capacity of approximately 1,300 with room for capital expansion. The raceway has traditionally held both live and simulcast racing events.

For consideration of One ($1.00) Dollar and other valuable consideration, the receipt of which is hereby acknowledged, the Vendor herein grants to the Purchaser an irrevocable option to purchase assets, real property, equipment and chattels, business and undertaking of Tartan Downs Raceway, in Sydney, NS (referred to herein as the “Assets”) for total purchase price of One Million ($1,000,000.00) Dollars which purchase price is constituted and to be paid as follows:

1.	A deposit of $10,000 upon execution of a binding Agreement of Purchase and Sale pending completion of the transaction and to be applied to the total purchase price;
2.	$96,000 cash or certified cheque on closing to be applied to the total purchase price;
3.	100% of obligation of payable (approximately $94,000) owing to the Horsemen Association, which is to be applied to the total purchase price;
4.

$100,000 cash or certified cheque paid commencing six (6) months following the asset purchase closing and paid every six (6) months thereafter until the total principal of One Million ($1,000,000) Dollars has been paid in full. Vendor to hold first (1st ) charge over assets sold.

The agreement is subject to a due diligence period of 60 days and a 30 day document period.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Agreement dated November 6, 2006.

Exhibit 99.1	News Release dated November 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACINO ROYALE, INC.
(Formerly K-Tronik International Corp.)

Dated: November 9, 2006

By: /s/ Jason Moretto
      ------------------------------
      Jason Moretto, Director